SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 30, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 30, 2004, at a meeting of the Executive Committee (the “Committee”) of the Board of Directors of Conceptus, Inc. (the “Company”), the Committee approved an amendment to the Company’s 2001 Equity Incentive Plan (the “Plan”). The amendment became effective immediately thereafter.

The Plan was amended to permit the administrator of the Plan to grant two additional types of equity awards under the Plan: Stock Appreciation Rights and Restricted Stock Units.  As a result of the approval of the amendment to the Plan, eligible Plan participants may receive Stock Appreciation Rights and/or Restricted Stock Units under the Plan.  At this time, no Stock Appreciation Rights or Restricted Stock Units have been granted under the Plan.

Under the Plan, as amended, Stock Appreciation Rights may be granted in connection with the grant of a stock option, or independently.  Generally, Stock Appreciation Rights provide for payments to the holder based upon increases in the price of the Company’s common stock over an initial exercise price, and are subject to an exercise schedule specified by the Plan’s administrator.  Upon exercise, Stock Appreciation Rights may be distributed in cash or in Company common stock or in a combination of cash and Company common stock, at the administrator’s discretion.  The Plan, as amended, provides that Stock Appreciation Rights may contain such additional terms and conditions as the administrator of the Plan may determine.

Under the Plan, as amended, Restricted Stock Units may also be awarded.  Restricted Stock Units entitle recipients to an award of Company common stock upon satisfaction of a vesting schedule.  Restricted Stock Units may vest based upon continued service to the Company or the attainment of performance objectives specified by the Plan’s administrator.  The Plan, as amended, provides that Restricted Stock Units may contain such additional terms and conditions as the administrator of the Plan may determine.

Except as described above, the Plan’s provisions remain unchanged.  Stock Appreciation Rights and Restricted Stock Units granted under the Plan are subject to all of the remaining provisions of the Plan.  The above summary is qualified by the terms of the amended and restated Plan, which is attached hereto as Exhibit 99.1.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS.

(c)                      Exhibits

Exhibit No.	Description

99.1	Fourth Amended and Restated 2001 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated:  December 6, 2004